Exhibit 99.1

For Immediate Release

Summer Infant, Inc. Announces Appointment of
Two New Members of the Board of Directors

Woonsocket, RI, November 13, 2009 – Summer Infant, Inc. (“Summer Infant” or the “Company”) (Nasdaq: SUMR) today announced the appointment of Dan Almagor and Derial Sanders to Summer Infant’s Board of Directors effective immediately.  While their specific roles are still being defined, their overall presence and responsibilities will be to further shape and refine the policies and objectives of the Company to affect the continued positive performance of Summer Infant; specifically as it continues its growth within the juvenile industry.

Dan Almagor

Mr. Almagor is a consultant and private investor and currently serves on the Board of Directors of Jakks Pacific, Gallery, and Ideal Life.  From 1999 to 2005 Mr. Almagor was the Chairman and CEO of ACG International, a $3 billion private equity fund, affiliate of Bank One, where he formulated deal terms for investments and sourced high quality investment opportunities.  From 1996 to 1998 he was the Chairman and Chief Executive Officer for ID B.V.  From 1993 to 1996 he was the President and Chief Executive Officer for Kushi Foods, a position he accepted after being Managing Partner and Director for American Consulting from 1989 to 1993.  At American Consulting he was responsible for business strategy and served as an advisor to Fortune 1000 boards.  Prior to 1989 Mr. Almagor held high level positions with RJR Nabisco, General Kinetics and Peelle.  Mr. Almagor has also authored Business Visions, A Practical Guide for Strategic Decisions and Shareholder Value Creation.  Mr. Almagor received a B.S. in mechanical and industrial engineering from SUNY.

Derial Sanders

Mr. Sanders was a longtime employee of Graco Children’s Products, Inc., most recently serving as President and COO.  He was instrumental in the growth of the company up until the time of his departure in 2001.  Mr. Sanders helped Graco achieve this growth via strategic domestic sales initiatives, international expansion, and the addition of several key new product categories.  In addition, Mr. Sanders also saw the company through several acquisitions, the last of which was by its current holder, Rubbermaid, in 1996, which became Newell Rubbermaid in 1998.  After his departure from Graco in 2001, Mr. Sanders founded Precept Marketing Group which he sold in 2008.  He is currently a consultant to both Precept Marketing Group and Frontline Placement Technologies.  Mr. Sanders received a B.S. in marketing and commerce from Rider University.

“The high caliber and career excellence these two newest members bring to our board is exceptional,” commented Jason Macari, Chairman and Chief Executive Officer of Summer Infant.  “We have diligently sought after the most relevant individuals to fulfill the obligations of our two vacant board seats.  It is both encouraging and exciting to have them become an integral part of the Summer Infant executive team.”

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers.  The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related nursery, health and safety products, booster and potty seats, soft goods, bouncers, travel accessories, highchairs, and swings.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

jdriscoll@summerinfant.com

Cynthia Barlow

Communications Director

Summer Infant, Inc.

(401) 671-6579

cbarlow@summerinfant.com

Devlin Lander

Integrated Corporate Relations

(415) 419-5606

devlin.lander@icrinc.com